Exhibit 99(d)(2)(c)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
VAN KAMPEN ASSET MANAGEMENT

THIS AMENDMENT is made as of May 1, 2010 to the Sub-Advisory Agreement dated January 1, 1997, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Van Kampen Asset Management (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Fund Name Change. Any references to Transamerica Van Kampen Mid-Cap Growth VP are revised to mean Transamerica Morgan Stanley Mid-Cap Growth VP, in response to the name change of the Fund, effective May 1, 2010.

In all other respects, the Sub-Advisory Agreement dated January 1, 1997, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2010.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President
Date:	May 1, 2010

VAN KAMPEN ASSET MANAGEMENT

By:	/s/ Jerry Miller
Name:	Jerry Miller
Title:	Managing Director
Date:	May 1, 2010